Exhibit 99.B(i)(2)

Goodwin Procter LLP Counsellors at Law Exchange Place Boston, MA 02109	T: 617.570.1000 F: 617.523.1231 goodwinprocter.com

Edgar Correspondence

February 20, 2009

ING VP Intermediate Bond Portfolio

7337 E. Doubletree Ranch Road

Scottsdale, Arizona  85258

Re:	ING VP Intermediate Bond Portfolio
Post-Effective Amendment No. 72 to Registration Statement on Form N-1A, File Nos. 002-47232; 811-02361 (the “Registration Statement”)

Ladies and Gentlemen:

As counsel to ING VP Intermediate Bond Portfolio (the “Trust”), a voluntary association with transferable shares under Chapter 182 of the Massachusetts General Laws, commonly referred to as a “Massachusetts business trust,” we have been asked to render our opinion with respect to the issuance of an unlimited number of Class S2 shares of beneficial interest of the Trust (the “Shares”), par value $1.00 per share, representing interests in the ING VP Intermediate Bond Portfolio, a series of the Trust (the “Portfolio”), as more fully described in the prospectus and statement of additional information contained in Post-Effective Amendment No. 72 to the Registration Statement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinion expressed below.  We have relied, without independent verification, on a certificate of the Secretary of the Commonwealth of Massachusetts and, as to matters of fact material to the opinion set forth below, on a certificate of the Secretary of the Trust.  We also have assumed that (i) the Shares will be issued and sold on such terms and for such consideration as set forth in the prospectus and statement of additional information for the Portfolio contained in the Registration Statement, as amended or supplemented from time to time, (ii) the consideration per Share received by the Trust in connection with the sale of Shares shall not be less than the par value per Share and (iii) ownership of the Shares will be duly recorded in the books of the Trust.

The opinion expressed below is limited to the laws of the Commonwealth of Massachusetts.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP